                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS REPORTS STRONG FIRST QUARTER 2005 RESULTS

         o        NET SALES RISE 19 PERCENT TO A RECORD $98.8 MILLION

         o DILUTED EARNINGS PER SHARE ROSE TO 15 CENTS FOR THE FIRST QUARTER OF 2005 VERSUS 12 CENTS IN FIRST QUARTER OF 2004

         o        COMPANY EXPECTS NET SALES TO GROW 10-12 PERCENT IN 2005

         o NET INCOME AND DILUTED EARNINGS PER SHARE EXPECTED TO INCREASE 75-100 PERCENT FOR FULL YEAR

         CLEVELAND, Ohio, April 29, 2005 - Lamson & Sessions (NYSE:LMS) today announced record net sales of $98.8 million for the first quarter of 2005, an increase of 19.0 percent over the $83.0 million reported in the first quarter of 2004. Net sales improved by more than 10 percent in each of the Company's three business segments as sales order rates strengthened in its key markets of residential, commercial, industrial, utility and telecom infrastructure construction.

         Net income for the first quarter of 2005 rose to $2.2 million, or 15 cents per diluted share, compared with $1.7 million, or 12 cents per diluted share, in the first quarter of 2004. The prior-year first quarter includes income from discontinued operations of $401,000 (net of tax), or 3 cents per diluted share. Net income from continuing operations in the prior-year first quarter was $1.3 million, or 9 cents per diluted share, which amount includes pretax income of $924,000 ($554,000 net of tax, or 4 cents per diluted share) from the gain on the sale of a manufacturing facility, and a $300,000 ($180,000 net of tax, or 1 cent per diluted share) recovery from the Adelphia bankruptcy.

         "We are pleased to see improving demand activity across several of our markets, particularly in telecom infrastructure and non-residential construction," said John B. Schulze, Chairman, President and Chief Executive Officer. "These improving market conditions have allowed us to recover part of the significant increases which we continue to experience in our raw material costs."

         The Company's gross margin improved to 17.2 percent in the first quarter of 2005, from 16.0 percent in the first quarter of 2004. This improvement was primarily due to a more favorable product mix, higher sales prices and productivity improvements in the Company's operating facilities.

         Operating expenses increased 12.2 percent to $11.4 million in the first quarter, compared with $10.1 million in the prior-year first quarter, reflecting higher selling and marketing costs to support the significantly higher net sales level. As a percent of sales, operating expense for the first quarter of 2005 decreased to 11.5 percent from the 12.2 percent level reported in the first quarter of 2004.

Business Segments

         All three of the Company's business segments experienced net sales growth in excess of 10 percent and were profitable in the first quarter of 2005.

         Carlon reported net sales growth greater than 23 percent primarily due to a 35 percent growth rate in telecom product sales supporting the industry's fiber-to-the-premise projects, and some strengthening in non-residential construction activity. This improved demand has allowed Carlon to recover some of the increases in raw material costs it is experiencing. Despite the increased sales, Carlon's operating income was virtually flat in the first quarter of 2005 compared with the prior-year period, which reflects the challenge of recovering the higher raw material costs.

         Lamson Home Products' net sales rose by 21.3 percent in the first quarter of 2005, compared with the first quarter of 2004, primarily due to product line expansions at key accounts and higher selling prices, which allowed the business segment to recover a portion of the higher raw material costs it is experiencing. Lamson Home Products' operating income rose to $3.6 million as a result of improved product mix, restrained growth in distribution costs and a partial recovery of higher raw material costs.

         PVC Pipe net sales grew by 10.1 percent to $27.6 million due to higher selling prices for electrical conduit and a favorable product mix of large diameter sewer pipe. The business segment's operating income rose above the breakeven level for the first time in several quarters. This improvement is due to a 32 percent increase in sales prices, which offset a 30 percent rise in the cost of polyvinyl chloride (PVC) resin over the past year. The improved operating income also reflects some of the overhead cost savings arising from the closure of the Company's Pasadena, Texas facility in 2004.



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

Liquidity and Working Capital

         The Company previously announced on April 13, 2005 that it has concluded its evaluation of strategic alternatives, including the possible sale of all or part of the Company. Based on its review, the Board decided that it would be in the best value creation interest of Lamson's shareholders to continue operating the Company as it is. Therefore, the Company will proceed to refinance its secured credit agreement. The Company believes that its improved financial results and current conditions in the commercial bank lending market will provide the opportunity for a new credit agreement with more favorable terms and conditions than the Company's existing credit arrangement.

         The Company continues to manage its working capital effectively, with accounts receivable days sales outstanding currently at 47 days at the end of the first quarter of 2005, compared with 46 days in the first quarter of 2004. Inventory turns are at 6.6 turns at the end of the first quarter, a modest decline from the 6.8 turns reported in the prior-year first quarter. Inventory investment rose to $44.7 million at the end of the first quarter of 2005, an increase of more than 20 percent over the levels reported in the first and fourth quarters of 2004. The increase is entirely attributable to higher raw material costs, as inventory units are generally unchanged.

Outlook

         The Company is encouraged by the improving activity in key markets that it experienced in the first quarter of 2005. Since the remaining quarters of the year typically are stronger seasonally than the first quarter, the Company expects that this growth trend will continue for the rest of the year. As a result, the Company is anticipating net sales for the second quarter to be between $112 million and $115 million, an increase of approximately 9-12 percent over the second quarter of 2004. The Company anticipates that this net sales strength will result in net income of $4.1-$4.4 million, or 28-30 cents per diluted share, for the second quarter. This earnings range represents a 47-58 percent increase over the 19 cents per diluted share reported for the second quarter of 2004.

         For the full year 2005, the Company is raising its net sales forecast to $425-$435 million, from its previous forecast of $420-$430 million. The new forecast represents an increase of approximately 10-12 percent over the $387.1 million reported for 2004. If this net sales level is achieved, the Company projects net income of $11.5-$13.0 million, or 80-90 cents per diluted share, for the full year, up from its previous estimate of 70-80 cents. The new estimated earnings range



                                     3 of 8
represents an increase of 75-100 percent over the $6.5 million, or 46 cents per diluted share, reported for 2004.

Conference Call

         A live Internet broadcast of the Company's conference call regarding its first quarter financial performance can be accessed via the Investor Relations page on the Company's Web site (www.lamson-sessions.com) at 2:00 p.m. Eastern Time on Friday, April 29, 2005.

         Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends, (iv) the continued availability and reasonable terms of bank financing and the outcome and effects of the Company's refinancing efforts and (v) any adverse change in the recovery trend of the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557



                                     4 of 8

                            THE LAMSON & SESSIONS CO.
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FIRST QUARTER ENDED
                                           ---------------------------------------------------------
                                              2005                           2004
                                           ----------                     ----------
NET SALES                                  $   98,792          100.0%     $   82,995           100.0%

COST OF PRODUCTS SOLD                          81,815           82.8%         69,677            84.0%
                                           ----------                     ----------

GROSS PROFIT                                   16,977           17.2%         13,318            16.0%

SELLING AND MARKETING EXPENSES                  7,074            7.1%          5,801             7.0%

GENERAL AND ADMINISTRATIVE EXPENSES             3,812            3.9%          3,793             4.6%

RESEARCH AND DEVELOPMENT                          476            0.5%            528             0.6%
                                           ----------                     ----------

OPERATING EXPENSES                             11,362           11.5%         10,122            12.2%

OTHER (INCOME), NET                              --              0.0%           (924)          -1.2%
                                           ----------                     ----------

OPERATING INCOME                                5,615            5.7%          4,120             5.0%

INTEREST                                        2,002            2.0%          1,955             2.4%
                                           ----------                     ----------

INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                           3,613            3.7%          2,165             2.6%

INCOME TAX PROVISION                            1,409            1.5%            866             1.0%
                                           ----------                     ----------

INCOME FROM CONTINUING OPERATIONS               2,204            2.2%          1,299             1.6%

INCOME FROM DISCONTINUED OPERATIONS,
  NET OF INCOME TAX OF $256                      --              0.0%            401             0.4%
                                           ----------                     ----------

NET INCOME                                 $    2,204            2.2%     $    1,700             2.0%
                                           ==========                     ==========

BASIC EARNINGS PER SHARE:

EARNINGS FROM CONTINUING OPERATIONS        $     0.16                     $     0.09

EARNINGS FROM DISCONTINUED
  OPERATIONS, NET OF TAX                         --                             0.03
                                           ----------                     ----------

NET EARNINGS                               $     0.16                     $     0.12
                                           ==========                     ==========

AVERAGE SHARES OUTSTANDING                     13,999                         13,787
                                           ==========                     ==========


DILUTED EARNINGS PER SHARE:

EARNINGS FROM CONTINUING OPERATIONS        $     0.15                     $     0.09

EARNINGS FROM DISCONTINUED OPERATIONS,
  NET OF TAX                                     --                             0.03
                                           ----------                     ----------

NET EARNINGS                               $     0.15                     $     0.12
                                           ==========                     ==========

DILUTED AVERAGE SHARES OUTSTANDING             14,548                         13,958
                                           ==========                     ==========

NOTE: CERTAIN AMOUNTS IN THE PRIOR PERIODS HAVE BEEN RECLASSIFIED TO CONFORM WITH CURRENT PERIOD PRESENTATIONS.



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
                            THE LAMSON & SESSIONS CO.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)

                                                 QUARTER ENDED         YEAR ENDED          QUARTER ENDED
                                                 APRIL 2, 2005       JANUARY 1, 2005       APRIL 3, 2004
                                                 -------------       ---------------       -------------
ACCOUNTS RECEIVABLE, NET                          $    53,020          $    48,391          $    50,612

INVENTORIES, NET                                       44,738               36,860               36,397

OTHER CURRENT ASSETS                                   13,471               15,494               14,347

PROPERTY, PLANT AND EQUIPMENT, NET                     47,835               47,961               48,508

GOODWILL                                               21,480               21,480               21,519

PENSION ASSETS                                         30,693               30,513               30,140

OTHER ASSETS                                           18,270               17,803               22,420
                                                  -----------          -----------          -----------

TOTAL ASSETS                                      $   229,507          $   218,502          $   223,943
                                                  ===========          ===========          ===========

ACCOUNTS PAYABLE                                  $    31,598          $    24,213          $    31,258

SECURED CREDIT AGREEMENT - CURRENT                     80,795               75,000               10,764

OTHER CURRENT LIABILITIES                              26,092               31,899               28,329

LONG-TERM DEBT                                         11,682               11,876               84,104

OTHER LONG-TERM LIABILITIES                            30,322               30,138               29,181

SHAREHOLDERS' EQUITY                                   49,018               45,376               40,307
                                                  -----------          -----------          -----------

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY          $   229,507          $   218,502          $   223,943
                                                  ===========          ===========          ===========



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
                            THE LAMSON & SESSIONS CO.
                CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
                                 (IN THOUSANDS)

                                                                              FIRST QUARTER ENDED
                                                                          ---------------------------
                                                                            2005               2004
                                                                          --------           --------
OPERATING ACTIVITIES
            NET INCOME                                                    $  2,204           $  1,700
            ADJUSTMENTS TO RECONCILE NET INCOME TO CASH
              USED IN OPERATING ACTIVITIES:
               DEPRECIATION                                                  2,270              2,328
               AMORTIZATION                                                    403                400
               GAIN ON SALE OF FIXED ASSETS                                   --                 (924)
               DEFERRED INCOME TAXES                                           723                957
               NET CHANGE IN WORKING CAPITAL ACCOUNTS:
                  ACCOUNTS RECEIVABLE                                       (4,629)           (12,416)
                  INVENTORIES                                               (7,878)            (6,254)
                  PREPAID EXPENSES AND OTHER                                   571             (1,553)
                  ACCOUNTS PAYABLE                                           7,385             14,330
                  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES            (5,546)              (660)
               PENSION PLAN CONTRIBUTIONS                                     (315)               (81)
               OTHER LONG-TERM ITEMS                                           406               (222)
                                                                          --------           --------
CASH USED IN OPERATING ACTIVITIES                                           (4,406)            (2,395)

INVESTING ACTIVITIES
            NET ADDITIONS TO PROPERTY, PLANT, AND EQUIPMENT                 (2,144)               (55)
            PROCEEDS FROM SALE OF FIXED ASSETS                                --                1,536
            ACQUISITIONS AND RELATED ITEMS                                     (62)               (62)
                                                                          --------           --------
CASH (USED) PROVIDED BY INVESTING ACTIVITIES                                (2,206)             1,419

FINANCING ACTIVITIES
            NET BORROWINGS UNDER SECURED CREDIT AGREEMENT                    5,795              1,064
            PAYMENTS ON OTHER LONG-TERM BORROWINGS                            (194)              (186)
            EXERCISE OF STOCK OPTIONS                                        1,071               --
                                                                          --------           --------
CASH PROVIDED BY FINANCING ACTIVITIES                                        6,672                878
                                                                          --------           --------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                60                (98)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                 683                468
                                                                          --------           --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $    743           $    370
                                                                          ========           ========



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
                            THE LAMSON & SESSIONS CO.
                                BUSINESS SEGMENTS
                                 (IN THOUSANDS)

                                                       FIRST QUARTER ENDED
                                                 ---------------------------------
                                                    2005                   2004
                                                 -----------           -----------
NET SALES
   CARLON                                        $    47,203           $    38,163
   LAMSON HOME PRODUCTS                               23,971                19,754
   PVC PIPE                                           27,618                25,078
                                                 -----------           -----------
                                                 $    98,792           $    82,995
                                                 ===========           ===========

OPERATING INCOME (LOSS)
   CARLON                                        $     3,624           $     3,639
   LAMSON HOME PRODUCTS                                3,543                 2,384
   PVC PIPE                                               13                (1,187)
   CORPORATE OFFICE                                   (1,565)               (1,640)
   OTHER INCOME                                         --                     924
                                                 -----------           -----------
                                                 $     5,615           $     4,120
                                                 ===========           ===========

DEPRECIATION AND AMORTIZATION
   CARLON                                        $     1,269           $     1,397
   LAMSON HOME PRODUCTS                                  462                   470
   PVC PIPE                                              942                   861
                                                 -----------           -----------
                                                 $     2,673           $     2,728
                                                 ===========           ===========



      TOTAL ASSETS BY BUSINESS SEGMENT AT APRIL 2, 2005 AND JANUARY 1, 2005

                                                APRIL 2, 2005        JANUARY 1, 2005
                                                -------------        ---------------
IDENTIFIABLE ASSETS
   CARLON                                        $    81,897           $    77,473
   LAMSON HOME PRODUCTS                               35,217                34,190
   PVC PIPE                                           51,177                44,650
   CORPORATE OFFICE (INCLUDES CASH,
      DEFERRED TAX, AND PENSION ASSETS)               61,216                62,189
                                                 -----------           -----------
                                                 $   229,507           $   218,502
                                                 ===========           ===========



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